Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S‑3) and related Prospectus of 1st Source Corporation for the registration of 3,068,851 shares of its common stock and to the incorporation by reference therein of our report dated February 20, 2015, with respect to the consolidated financial statements of 1st Source Corporation, and the effectiveness of internal control over financial reporting for 1st Source Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
November 9, 2015